English Translation

Jinan Pu’an Alliance Software Company Limited

Equity Transfer Agreement

Jan. 27, 2005

This Agreement is entered into in Beijing this 27th Day of January 2005 by and between

Lin Guoqiang, a Chinese citizen (ID No.: 370102681204299) residing at No. 53, Wenhuadong Road, Jinan City (hereinafter referred to as “Party A”);

Zhang Tingbin, a Chinese citizen (ID No.: ) residing at No. 226, Shanda Road, Lixia District, Jinan City (hereinafter referred to as “Party B”);

Yang Huamao, a Chinese citizen (ID No. ) residing at No. 7, 11/F, Gaoyi Building, Luogang New Village, Xicheng District, Jinan City (hereinafter referred to as “Party C”);

Wang Hu, a Chinese citizen (ID No.: 370102500705371) residing at No. 55, Yanzishan Road, Lixia District, Jinan City (hereinafter referred to as “Party D”);

Ren Jialin, a Chinese citizen (ID No.: 372501197106071116) residing at No. 53, Wenhuadong Road, Jinan City (hereinafter referred to as “Party E”); and

TIME MAKER LIMITED, a legal person duly established and operated in United Kingdom of Great Britain in accordance with the English laws with its principal office at P. O. Box 431, 13-15 Victoria Road, St. Peters Port, Guernsey, Channel Islands, GY1 3ZD, United Kingdom (hereinafter referred to as “Party F”),

After friendly consultation and negotiation between the six parties on the transfer of the 100% share of Jinan Pu’an Alliance Software Company Limited (hereafter referred to as “the Company”), a company founded in China on September 28, 2001 with registered capital of RMB 4,200,000.

Recitals

Whereas Party A, Party B, Party C, Party D, and Party E, owners of 32.56%, 13.83%, 13.83%, 13.83%, 19.89% and 19.89% of the equities of the Company respectively, are transferring to Party F as per the covenants of this Agreement 100% of their holdings in the Company valued at RMB 3, 166, 955. 05 and Party F will accept the transfer as per this Agreement;

Whereas Party A, Party B, Party C, Party D and Party E are collectively referred to as “the Sellers” and Party F is referred to as “the Purchaser”. Jointly and Collectively the Seller and the Purchase are referred to as “the Parties” or “All Parties”.

Now therefore the Parties agree as follows:

Article 2 Share Transfer and Pricing

2.1	The subject and its consideration

(1)
Party A transfers to Party F 32.56 % of shares in the Company and the related interest as held by party A. Party F agrees to accept the above transfer, and the Parties agree that the full consideration to the above transfer is RMB one million thirty-one thousand one hundred and sixty (RMB 1, 031, 160.00).

(2)
Party B transfers to Party F 13.83 % of shares in the Company and the related interest as held by party B. Party F agrees to accept the above transfer, and the Parties agree that the full consideration to the above transfer is RMB four hundred and thirty-seven thousand nine hundred and ninety (RMB 437, 990.0).

(3)
Party C transfers to Party F 13.83 % of shares in the Company and the related interest as held by party C. Party F agrees to accept the above transfer, and the Parties agree that the full consideration to the above transfer is RMB four hundred and thirty-seven thousand nine hundred and ninety (RMB 437, 990.0).

(4)
Party D transfers to Party F 18.89 % of shares in the Company and the related interest as held by party D. Party F agrees to accept the above transfer, and the Parties agree that the full consideration to the above transfer is RMB six hundred and twenty-nine thousand nine hundred and seven (RMB 629, 907.0).

(5)
Party E transfers to Party F 18.89 % of shares in the Company and the related interest as held by party E. Party F agrees to accept the above transfer, and the Parties agree that the full consideration to the above transfer is RMB six hundred and twenty-nine thousand nine hundred and seven (RMB 629, 907.0).

(6)
The Sellers warrant that they have free-hold and complete rights and titles in the shares to be transferred and the rights to dispose the same, and the above shares are free from any lien, pledge or claims.

2.2	Payment
The above transfer prices shall be fully paid by Party F into the account designated by the Sellers upon signing of this Agreement.

2.3	Taxes and fees
Each party shall be responsible for the expenses, fees, taxes and/or other cost incurred or payable when performing the Agreement as stipulated in the laws and regulations of People’s Republic of China.

2.4	Related interests
All the rights and interests of the transferred share accrued before its registration with the Administration of Industry and Commerce shall be for the Sellers; all the rights and interests of the share transferred on and after the registration with the Administration of Industry and Commerce shall be for Party F.

Article 3 Representations and Warranties

3.1	The Sellers hereby represent and warrant to the Purchaser that

(1)	the Company is duly organized and validly existing under the laws of the jurisdiction under which it is established.

(2)
they have all requisite power, authority, approval and other procedural permit to execute, deliver this Agreement, and the sufficient capacity and ability to perform their obligations under this Agreement.

(3)
the making and performance of this Agreement by them and to fulfill their obligations hereunder, does not and will not violate any applicable laws, regulations, decrees, notice or rules or the company by-laws applicable to it or any other material agreement to which they are a party or by which they are bound.

(4)
it is responsible for the authentication, completeness, accuracy and effectiveness of all the materials submitted for the execution of this Agreement and there is no untrue information in the documents presented or deliberate omission of any part of the documents presented hereby to mislead the other parties.

(5)	they have timely fulfilled their obligations of making the capital contribution to the Company.

(6)	they have free-hold and complete rights and titles in the shares to be transferred and the rights to dispose the same, and the subject shares are free from any lien, pledge or claims.

(7)	the share transfer will not be disapproved or unduly delayed in its approval or registration for any reason caused by themselves.

3.2	The Purchaser hereby represents and warrants to the Sellers that

(1)	it is duly organized and validly existing under the laws of the jurisdiction under which it is established.

(2)
it has all requisite power, authority, approval and other procedural permit to execute, deliver this Agreement, and the sufficient capacity and ability to perform their obligations under this Agreement.

(3)
the making and performance of this Agreement by it and to fulfill its obligations hereunder, does not and will not violate any applicable laws, regulations, decrees, notice or rules or the company by-laws applicable to it or any other material agreement to which it is a party or by which it is bound.

Article 4 Registration with AIC

All Parties agree that within three months after signing of this agreement, the Sellers shall:

1.	launch the application to relevant foreign economics and trade authority for turning the status of the Company into foreign-invested enterprise;

2.	acquire the approval for foreign-invested enterprise;

3.
finish the registration with Administration of Industry and Commerce (AIC) for share transfer as well as the change of status from domestic enterprise to foreign-invested enterprise, and acquire the business license for foreign-invested enterprise from AIC.

Article 5 Obligations

5.1	The Sellers have the following obligations:

(1)	The Sellers shall transfer the shares pursuant to the provisions in the Agreement;

(2)	The Sellers shall procure that resolution of shareholder’s meeting regarding the share transfer be approved in the shareholder meeting;

(3)
The Sellers shall prepare all the documents necessary to facilitate the share transfer and revision of articles of association of the Company as required by China laws, including but not limited to the resolution by shareholders meeting regarding the share transfer;

(4)	The Sellers shall accomplish all approval procedures regarding the incorporation of foreign-invested enterprise;

(5)	The Sellers shall accomplish all registration matters concerning change of status of the Company;

(6)	The Sellers shall bear joint and several liabilities for obligations under this agreement.

5.2	The Purchase has the following obligations

(1)	The Purchaser shall pay the transfer price pursuant to provisions of this agreement;

(2)	The Purchaser shall provide assistance to the Sellers in conducting the approval procedures in incorporation of foreign-invested enterprise;

(3)	The Purchaser shall provide assistance to the Sellers in conducting the registration procedures regarding the share transfer in this agreement;

(4)	The Purchaser shall fulfill other obligations stipulated in this agreement.

Article 6  Confidentiality

6.1	Each party hereto is obliged to keep the existence of this agreement and all the other related information confidential before the registration with AIC.

6.2	The party in breach of the obligation as provided in Clause 6.1 shall compensate the other parties all the loss caused by the disclosure of the confidential information.

Article 7 Liability for breach of Agreement

7.1
In case that the performance of the Agreement is impossible due to one party breaching the contract, the Party in breach shall compensate all direct losses suffered by the other parties. Where the performance is impossible due to other reasons, the parties shall try to recover the original status.

Article 8 Applicable law and dispute settlement

8.1	This Agreement shall be governed by and constructed and interpreted in accordance with the laws of the People’s Republic of China.

8.2
The parties shall make best endeavor to resolve any dispute arising out of or in connection with the Agreement through friendly consultations between them. Should such dispute fail to be settled through consultation, it shall be submitted to the China International Economic and Trade Arbitration Commission (CITEAC) seated in Beijing. The arbitration shall be carried out in accordance with its applicable arbitration rules. The arbitration expenses shall be borne by the losing Party.

Article 9 General Clauses

9.1	If any clause of this Agreement will be regarded as illegal, invalid, prohibited or unenforceable during performance, other clauses or articles herein shall remain to be effective.

9.2
All notices, demands or other formal communications required or permitted to be given or made hereunder, shall be in writing and delivered personally by hand, or sent by registered airmail, telegraph or facsimile as per the contact details provided at the beginning of this Agreement. The receiver shall confirm the delivery by signing return receipt. If there will be any modification of the address or facsimile number of one party, the Party shall notify the other Party in advance at least ten days before such modification will take effect.

9.3	Eight (8) originals of this Agreement shall be made and each copy shall have equal legal effect.

9.4	This Agreement shall be effective upon signature and seal by authorized representative of the six Parties.

Party A Lin Guoqiang

Party B Zhang Tingbin

Party C Yang Huamao

Party D Wang Hu

Party E Ren Jialin

Party F TIME MAKER LIMITED

Legal representative or Authorized representative